ACM Government Opportunity Fund, Inc.
811-05595
Exhibit 77C

The Annual Meeting of Stockholders of ACM Government Opportunity Fund, Inc. ("the Fund") was held on March 29, 2006. A description of each proposal and number of shares voted at the meeting are as follows:


Voted For


Authority Withheld
To elect three Directors of the Fund's common stockholders for a term of two or three years and until his successor is duly elected and qualifies.

Class Two (term expires 2008)

D. James Guzy


Class Three (terms expire 2009)

Marc O. Mayer

Marshall C. Turner, Jr.
7,495,740
7,497,592
7,501,358
4,255,555
4,253,703
4,249,937


ablegal -  585900 v1